Exhibit 23(a)

                          INDEPENDENT AUDITORS' CONSENT
                         -----------------------------






We consent to the incorporation by reference in the Registration Statements of Direct Insite Corp. on Forms S-8 (File No. 33-88260, effective December 30, 1994; File No. 33- 94058, effective June 28, 1995; File No. 333-4070, effective April 25, 1996; File No. 333-42795, effective December 19, 1997; File No. 333-52875, effective May 15, 1998; File No. 333-72203, effective February 11, 1999; and File No. 333-33274, effective March 24, 2000) of our report dated April 8, 2004, appearing in the Annual Report on Form 10-KSB of Direct Insite Corp. for the year ended December 31, 2003.


/s/ Marcum & Kliegman LLP


Marcum & Kliegman LLP
April 13, 2004
New York, New York